Exhibit 99.1

Mawson Infrastructure Group Inc. to sell Sandersville, Georgia Bitcoin Mining Facility including 6468 ASIC Bitcoin Miners to CleanSpark, Inc. for up to $42.5 Million

Mawson to focus expansion activities at its Pennsylvania Bitcoin Mining Facilities, which, when combined with existing and pipeline sites are capable of operating at up to approximately 12.0 Exahash of Self-Mining and Hosting Co-location across 360 megawatts of energy capacity

Mawson intends to use proceeds of sale to reduce debt and to continue the expansion of its Self-Mining and Hosting Co-location businesses in the USA

Atlanta, Georgia and Sydney, Australia — September 9th, 2022 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson”), a digital infrastructure provider, today announced it has entered into definitive agreements with CleanSpark, Inc. (NASDAQ:CLSK) (“CleanSpark”) to sell its Sandersville, Georgia Bitcoin Mining Facility, and 6,468 ASIC Bitcoin Miners to CleanSpark for up to a maximum total purchase price of $42.5 million, subject to reaching certain earn-out commitments, with closing expected in early October.

Mawson has executed definitive documentation to sell its Sandersville, Georgia Bitcoin Mining Facility for approximately $33 million plus power deposits, at a premium to book value, and 6468 ASIC Bitcoin Miners for an additional $9.48 million. As part of the $33 million of consideration, Mawson will receive up to approximately $11 Million in CleanSpark stock ($4.5 million of which is subject to meeting certain earn-out commitments), which if the full amount is achieved would result in Mawson owning approximately 5.5% of the outstanding common stock of CleanSpark (calculated as of today’s date).

Mawson intends to use the proceeds of sale to reduce debt and to focus near-term expansion activities at its Midland and Sharon Bitcoin Mining Facilities in Pennsylvania, with total energy capacity available for Bitcoin Mining of 220 megawatts. Mawson’s existing and pipeline sites include its Australian operations and its 120-megawatt Bitcoin Mining Facility in Texas. These sites combined have a cumulative 360 megawatts of energy capacity available for Bitcoin Mining, which is capable of operating at approximately 12.0 Exahash.1

The agreement has been approved by the organizations’ respective boards of directors and is subject to customary closing conditions. CleanSpark and Mawson expect to close the transaction in early October.

James Manning, CEO and Founder of Mawson, said, “We have thoroughly enjoyed working with the CleanSpark team on this transaction, and look forward to working closely with them going forward. We now intend to focus our attention on the continued development of our Pennsylvania and Texas facilities where we see the opportunity for compelling returns on capital. We would like to sincerely thank the City of Sandersville for welcoming us into their community and being high quality partners over the last several years.”

Zach Bradford, CEO of CleanSpark, said, “We are pleased to welcome Mawson’s Sandersville site and its operating teams into the CleanSpark family. The site is nothing but impressive—well-run by over 20 dedicated professionals who have taken significant pride in the design, development, and maintenance of the site. We are enthusiastic about Georgia and believe that our expansion there will continue to build value for our shareholders and the communities we operate in throughout Georgia.”

[1]	Assumes all equipment deployed and 100% online, plus the construction of all contracted sites on time, actual results are likely to vary in a negative manner. Construction delays are common and it is rare for all equipment to be deployed and 100% online, however accurate historical downtime averages are difficult to calculate and also may not provide an accurate picture due to differences moving forward. Investors should consider all risk factors related to uptime when considering these figures, which are a best case scenario. The above information is for general information purposes only, and are forward looking statements which should not be relied upon as being necessarily indicative of future results. Please see our Risk Factors in our Annual Report on Form 10-K filed March 21, 2022, under the Sub-Heading Risks Relating to Our Business and Management for important risks related to our Self-Mining.

About Mawson Infrastructure Group, Inc

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

About CleanSpark, Inc

CleanSpark (NASDAQ: CLSK) is America’s Bitcoin Miner™. Since 2014, we’ve helped people achieve energy independence for their homes and businesses. In 2020, we began applying that expertise to develop sustainable infrastructure for Bitcoin, an essential tool for financial independence and inclusion. We strive to leave the planet better than we found it by sourcing and investing in low-carbon energy, like wind, solar, nuclear, and hydro. We cultivate trust and transparency among our employees, the communities we operate in, and the people around the world who depend on Bitcoin. CleanSpark is a Forbes 2022 America's Best Small Company and holds the 44th spot on the Financial Times' List of the 500 Fastest Growing Companies in the Americas.

For more information, visit: www.cleanspark.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that the transaction does not close and is not consummated, Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 22, 2022, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:
Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com